Exhibit 99.1

FOR IMMEDIATE RELEASE

SUPERVALU Updates Fiscal 2007 Earnings Per Diluted Share Guidance

on a GAAP Basis to $2.32 to $2.43 Compared to Earlier Guidance

of $2.18 to $2.41 Per Diluted Share

MINNEAPOLIS – December 13, 2006 - SUPERVALU INC. (NYSE: SVU) today announced fiscal 2007 diluted earnings per share guidance, on a GAAP basis, has been updated to $2.32 to $2.43 from its earlier range of $2.18 to $2.41 per diluted share. Diluted earnings per share guidance, on a GAAP basis, includes charges for one-time transaction costs, expense from the adoption of FAS 123R related to stock option expensing and the impact of the Hybrid Income Term Security Units (HITS) which did not settle upon close of the acquisition. The company will release its third quarter results on January 9, 2007.

Jeff Noddle, chairman and chief executive officer, said, “Our earnings per share for the year remains on track as we continue to implement our business plans following the June 2, 2006 acquisition of Albertsons premier retail properties. We continue to move forward on our many initiatives and will report our full progress on the third quarter earnings conference call in January.”

Fiscal 2007 Diluted Earnings Per Share Guidance

	Fiscal 2007 Guidance
Diluted earnings per share guidance prior to adjustments	$2.66	to	$2.74
One-time transaction costs	$0.20		$0.17
Adoption of FAS 123R stock option expensing – no change	$0.08		$0.08
HITS impact due to no early settlement – no change	$0.06		$0.06

Diluted earnings per share guidance after adjustments as of December 13	$2.32	to	$2.43
Weighted average diluted shares outstanding (millions)	194 to 198

Fiscal 2007 diluted earnings per share guidance prior to adjustments has been narrowed to $2.66 to $2.74 from its earlier range of $2.62 to $2.80 per diluted share.

Total one-time transaction costs are still estimated at $145 million pretax. In fiscal 2007 one-time transaction costs are expected to be approximately $55 to $65 million pretax, or approximately $0.17 to $0.20 per diluted share versus previous estimates of $0.25 to $0.30 per diluted share.

The recent completion of the HITS tender offer, where approximately 76 percent of the holders tendered their units, will not change the previously issued guidance of $0.06 per diluted share for the impact resulting from the HITS not settling early. The completion of the HITS tender offer also has no measurable impact on weighted average shares outstanding for fiscal 2007. The remaining HITS are not expected to have a significant effect on the weighted average diluted share count calculation until their contractual settlement in May 2007.

Company Establishes Guidance for Third and Fourth Quarter of Fiscal 2007

Jeff Noddle added, “I am pleased that identical store sales for the third quarter will be a modest sequential improvement from the second quarter of fiscal 2007, assuming the acquired operations were in our store base for more than one year. With the acquisition of Albertsons’ premier retail properties in June, sizable changes are impacting the company’s business model such as business segment mix, related financing activities, shares outstanding, one-time transaction costs, and fiscal calendar alignment. Today, we are providing third and fourth quarter earnings per share guidance to improve transparency given the magnitude of our business model changes as a result of the transformational acquisition earlier in the year.”

Fiscal 2007 Diluted Earnings Per Share Guidance for the Third and Fourth Quarter

	First Half Fiscal 2007 Actual	Third Quarter Guidance	Fourth Quarter Guidance
Diluted earnings per share guidance prior to adjustments	$1.39	$0.60 to $0.63	$0.67 to $0.72
One-time transaction costs	$0.10	$0.04 to $0.05	$0.03 to $0.05
Adoption of FAS 123R stock option expensing	$0.06	$0.01	$0.01
HITS impact due to no early settlement	$0.02	$0.02	$0.02

Diluted earnings per share guidance after adjustments as of December 13	$1.21	$0.52 to $0.56	$0.59 to $0.66
Weighted average diluted shares outstanding (millions)	184	209 to 211	210 to 212

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales approaching $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery retail endpoints across the country, including SUPERVALU’s own retail store network. SUPERVALU currently has approximately 200,000 employees. For more information about SUPERVALU visit http://www.supervalu.com.

Cautionary statements relevant to forward-looking information for the purpose of “safe harbor” provisions of the private securities litigation reform act of 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, including statements identified by words such as “estimates,” “expects,” “projects,” “plans” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the recently completed acquisition of certain assets and operations of Albertson’s, Inc. cannot be fully realized or may take longer to realize than expected, the possibility that costs or difficulties related to the integration of Albertsons operations into SUPERVALU will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in SUPERVALU’s reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTORS:

Yolanda Scharton

952-828-4540

yolanda.scharton@supervalu.com